Exhibit 99.1

Kineta Announces First Patient Dosed in Phase 1/2 Clinical Study of KVA12123 for Advanced Solid Tumors

VISTA blocking immunotherapy engineered to address immunosuppression in the tumor microenvironment (TME)

Phase 1 initial data readout anticipated by end of 2023

SEATTLE (April 12, 2023) — Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today the first patient has been dosed in a Phase 1/2 clinical study evaluating KVA12123 alone and in combination with the immune checkpoint inhibitor pembrolizumab in patients with advanced solid tumors. KVA12123 is a novel VISTA blocking immunotherapy designed to address immunosuppression in the tumor microenvironment (TME). Patients are currently being enrolled for this study across multiple clinical sites in the United States. Initial readout of Phase 1 data is expected by the end of 2023.

There is a strong clinical rationale for targeting VISTA with an antibody immunotherapy. VISTA is up-regulated after checkpoint inhibitor therapy and the protein is highly expressed in colorectal, renal cell carcinoma, head and neck, ovarian, and non-small cell lung cancers. These factors correlate with poor outcomes in cancer patients. KVA12123 is a fully human engineered IgG1 monoclonal antibody that was designed to bind to VISTA through a unique epitope at both physiologic and acidic pH levels. KVA12123 has demonstrated compelling activity in a range of preclinical cancer models as monotherapy and in combination with checkpoint inhibitor therapy. It was also observed to be well-tolerated in preclinical toxicology studies.

“New cancer immunotherapies continue to transform the standard of care and have significantly improved overall survival for patients with cancer. Despite the introduction of these novel therapies, most patients still progress following treatment leaving an urgent medical need for new treatments,” said Evan Yu, M.D., Section Head for Cancer Medicine, Clinical Research Division at the Fred Hutchinson Cancer Center and Principal Investigator of the study. “We are excited to kick off this Phase 1 trial to evaluate Kineta’s VISTA blocking immunotherapy as a potential approach to alleviate immunosuppression and promote antitumor immune responses in the tumor microenvironment.”

The Phase 1/2 clinical study (NCT05708950) is designed to evaluate the safety, tolerability, pharmacokinetics, immunogenicity, and tumor response of KVA12123 alone and in combination with pembrolizumab in patients with advanced solid tumors. The study will be conducted in 4 parts. The Phase 1 study (Parts A and B) will focus on dose escalation of KVA12123 as a single-agent and in combination with pembrolizumab and will transition into a Phase 2 study (Parts C and D) that will focus on dose expansion. Additionally, Parts A and B will be used to determine a recommended Phase 2 dose (RP2D) for Parts C and D.

“KVA12123 represents a potentially promising new treatment option for a number of difficult-to-treat cancers,” said Shawn Iadonato, Ph.D., Chief Executive Officer of Kineta. “Initiation of this first-in-human trial of KVA12123 marks an important milestone for Kineta and brings us one step closer to delivering a next-generation immunotherapy that addresses cancer immune resistance.”

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

KVA12123 (formerly referred to as KVA12.1) is expected to be a differentiated VISTA blocking immunotherapy to address the problem of immunosuppression in the tumor microenvironment. It is a fully human engineered IgG1 monoclonal antibody that was designed to bind to VISTA through a unique epitope. KVA12123 may be an effective immunotherapy for many types of cancer including NSCLC (lung), colorectal, renal cell carcinoma, head and neck, and ovarian. These initial target indications represent a significant unmet medical need with a large worldwide commercial opportunity for KVA12123.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; and those risks set forth under the caption “Risk Factors” in Kineta’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc. :

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

John Mullaly

LifeSci Advisors, LLC

jmullaly@lifesciadvisors.com

Source: Kineta, Inc.

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